Exhibit 10.11

PROMISSORY NOTE

Omaha, Nebraska
$2,000,000.00	October 18, 2011

For Value Received, Western Capital Resources, Inc., a Minnesota corporation (the “Company”), promises to pay to the order of River City Equity, Inc., a Nebraska corporation (“Holder”), pursuant to the terms herein, in lawful money of the United States of America, the principal sum of Two Million and 00/100 Dollars ($2,000,000.00), together with interest in arrears on the unpaid principal balance remaining unpaid from time to time (computed on the basis of actual days elapsed in a 365-day year) at a rate equal to Twelve Percent (12%) per annum, in the manner provided below, as evidenced by this Promissory Note (the “Note”). This Note may be secured by the assets of the Company as provided in that certain Security Agreement of even date herewith.

1. PAYMENTS.

1.1 Principal and Interest. Interest shall accrue on a monthly basis on the principal amount of the Note outstanding from time to time until the Maturity Date. Each interest payment for a calendar month shall be due on the 15th day of the next following calendar month. The principal amount of this Note shall be due and payable, together with any accrued and unpaid interest hereunder, on the earlier of (i) September 30, 2013 (the “Maturity Date”), or (ii) the date the amounts owing under this Note shall become due and payable, following an Event of Default, pursuant to Section 2.1 below. Any payments received shall be applied first to any other charges due under this Note, second to the payment of accrued interest, and third to the payment of the unpaid principal balance due under this Note.

1.2 Manner of Payment. All payments of principal and interest on this Note shall be made by electronic ACH payment at such place (or to such account) in the United States of America as Holder shall designate to the Company in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall not be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Nebraska.

1.3 Prepayment. At any time after the date hereof, the Company may, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by the accrued interest on the amount of principal prepaid calculated to the date of such prepayment, as well as a prepayment premium equal to (i) 2% of the principal amount of the Note outstanding at the time of such prepayment (on or prior to September 30, 2012) or (ii) 1% of the principal amount of the Note outstanding at the time of such prepayment (after September 30, 2012 and on or prior to September 30, 2013). The Company shall provide Holder with not less than 15 days written notice prior to such prepayment.

2. DEFAULT.

2.1 Events of Default. The failure of the Company to pay, when due, any amounts owed hereunder shall, after the lapse of a five-day cure period following written notice to the Company, constitute an event of default hereunder (“Event of Default”).

2.2 Remedies. Upon the occurrence of an Event of Default hereunder (unless such Event of Default has been cured or waived by Holder), Holder may, at its option, (i) by written notice to the Company, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, (ii) exercise all rights under the Security Agreement, and/or (iii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Company all sums due under this Note. The Company shall pay all reasonable costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3. MISCELLANEOUS.

3.1 Waiver. The rights and remedies of Holder under this Note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note shall be effective unless in writing signed by Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Holder arising out of this Note can be discharged by Holder, in whole or in part by a waiver or renunciation of the claim or right unless in a writing, signed by Holder; (b) no waiver that may be given by Holder will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Company will be deemed to be a waiver of any obligation of the Company or of the right of Holder to take further action without notice or demand as provided in this Note. The Company hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 Notices. Any notice required or permitted to be given hereunder shall be given by the Company to Holder or Holder to the Company in writing and shall be (a) personally delivered, (b) sent by overnight courier of national reputation, or (c) transmitted by facsimile or electronic mailing, in each case, to the applicable party as follows:

If to the Holder:	River City Equity, Inc.
10631 Ridgemont Circle
Omaha NE 68136
Facsimile: ______________

With a copy to:	______________
______________
______________

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If to the Company:	Western Capital Resources, Inc.
11550 “I” Street, Suite 150
Omaha, NE 68137
Attention: John Quandahl
Facsimile: (402) 555-8888

With a copy to:	Maslon Edelman Borman & Brand, LLP
90 South Seventh Street
3300 Wells Fargo Center
Minneapolis, MN 55402
Attention: Paul Chestovich
Facsimile: (612) 642-8305

3.3 Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 Governing Law. This Note will be governed by the laws of the State of Nebraska without regard to conflicts-of-law principles.

3.5 Parties in Interest. This Note shall bind the Company and its successors and assigns. This Note shall not be assigned by Holder without the express prior written consent the Company, which consent may be granted or withheld in the Company’s reasonable discretion.

3.6 Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

In Witness Whereof, the Company has executed and delivered this Note as of the date first stated above.

WESTERN CAPITAL RESOURCES, INC.

/s/ John Quandahl
John Quandahl
Chief Executive Officer

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